Cape Coastal News Release

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Cape Coastal Trading Company Begins Importing Ghanaian Book Bags For College Students

Company to import other genuine African crafts by next year

For Immediate Release

NEW YORK/EWORLDWIRE/May 4, 2004 — Cape Coastal Trading Company announces the arrival of handmade leather book bags from Africa.

Cape Coastal Trading Company, a public company based in New York, has begun importing crafts from the African country of Ghana. CCTC has imported stools, hand-carved wooden crafts, and office furnishings from Ghana, as well as book bags that it will market to bookstores at colleges and universities around the country. The company will focus its marketing of the African book bags on colleges whose student bodies are historically largely African American.

CCTC was founded in August 2002. The company is marketing the Ghana book bags to colleges and universities in order to produce capital to import a greater variety of Ghana crafts to the US. The company will then distribute the crafts into a more diverse market throughout the US via chain retail outlets.

The book bags that CCTC is currently offering to campus bookstores are imported by CCTC directly from Ghana where they are handcrafted by traditional means. Various designs can be etched into them to give a custom made look. Gye Nyame, a popular Ghanaian image, is available as well as a stitched outline of the African continent or a particular school’s insignia.

The company’s website (www.ghanacrafts.com) will undergo improvements in the near future to comprehensively catalogue CCTC’s line of imports, and to better facilitate the predicted increase in book bag sales around the beginning of the Fall, 2004, coinciding with the beginning of the academic school year.

Ghana is an independent republic on the Gulf of Guinea in Africa. Until 1957 it was a British colony known as the Gold Coast.

For more information about Cape Coastal Trading Company and its line of Ghana imports, visit www.ghanacrafts.com.

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CONTACT:
Kwajo Sarfoh
Cape Coastal Trading Corporation
301 West 53rd, 6C
New York, NY 10019
PHONE.     646-215-3583
EMAIL: ksarfoh@nyc.rr.com
http://www.ghanacrafts.com

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SOURCE: Cape Coastal Trading Corporation